Exhibit 99.1

2009 LETTER TO SHAREHOLDERS

A great educator and religious leader, Neal A. Maxwell, once said, “It is direction first, then velocity.” Two years ago we set our direction by vertically integrating – acquiring six of our best dealers. We believed then and continue to believe now that these acquisitions were foundational to protecting our channels of distribution. The first year after the acquisitions, we incurred almost a $10,000,000 pre-tax loss. As we close out the second year, we are pleased to report a moderate pre-tax profit of approximately $185,000. That is what I call velocity!

More impressive yet is the fact we have increased our velocity in a positive direction in the face of a very stiff general economic headwind that has blown even large, legacy companies off the corporate map. Our improved velocity has been recognized in the increasing price of our stock. After reaching lows of $.20 per share, we have seen our stock more than triple in value to $.60 - $.70 per share. The performance velocity is best seen in the cumulative pre-tax profits of the past three quarters – rising to $376,000, with almost $250,000 in after-tax profits. While we are not satisfied with this, taken in perspective it proves that velocity and momentum toward stronger profitability are building.

Some of the factors contributing to our improved momentum and profitability over the past three fiscal quarters are:

•	The introduction of our first consolidated catalog since the acquisitions.
•	The implementation of an approximate 5 percent price increase midway through the fiscal year – the first time we have ever increased the price of our manufactured capital equipment products.
•	The addition of new sales representatives and dealers to broaden coverage.
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A drastic restructuring, driven in part by working with a consulting firm, Vici Capital, that helped identify over $2,000,000 in economic benefits that could be achieved from certain restructuring steps. That restructuring is ongoing and will require most of fiscal year 2010 to realize the full economic benefit.

•	An agreement by top management to take a 5 percent reduction in pay without similar requirements placed on other employees.
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The surrender by executives of significant retirement benefits to provide an important injection of capital (from forfeited accumulated retirement funds) for funding growth and to reduce expense burden.

•	The introduction of a new product, V-Force, in the last month of the fiscal year.

As typically happens in recessionary times, demand for capital equipment has softened. Fortunately, this has been offset by double digit increases in sales of catalog and supply items this year. That growth was made possible by the strategy we implemented two years ago to protect our channels of distribution while expanding our supply and catalog business. We believe that as the economy starts to recover, pent-up demand for capital goods will begin to manifest. The acceleration in sales of these higher margin products, along with continued growth in catalog and supply products, is expected to help bolster sales and profits in the coming year.

To appreciate fully the opportunities before us, it is important to understand the dynamics of the main market we serve: physical medicine and rehabilitation. Our decision two years ago to vertically integrate has allowed us to improve market share in the most difficult of economic times and to emerge as one of only two companies in our industry with a direct sales force marketing a broad line of proprietary and non-proprietary products.

In the past six months, a venerable competitor, Chattanooga Group, was reorganized by its parent company, DJO, Inc. After coping with FDA recalls of its electrotherapy products, DJO made the decision to close down Chattanooga’s main facility, lay off hundreds of employees, and absorb manufacturing, R&D and sales support functions into other existing DJO operations. While its Chattanooga product lines will remain, the transition will undoubtedly be challenging for that company, but will present opportunities for Dynatronics. We understand that DJO plans to distribute their Chattanooga products through Patterson Medical (Sammons Preston), other catalog companies, and independent dealers instead of a direct sales force.

At the same time, DJO also made the decision to sell its Empi catalog division to Patterson Medical. This decision eliminated the only direct equipment and supplies sales force DJO had in this market. It also eliminated another competitor for Dynatronics and Patterson Medical, further narrowing the channels of distribution within our market.

As a result of these changes, Dynatronics has emerged as the only competitor to Patterson Medical that has a significant direct sales force marketing a broad array of proprietary and non-proprietary products. As a manufacturer and distributor, we are well placed to be competitive in quality, price and service. We have become an important channel of distribution for other manufacturers who do not have their own distribution systems.

While changes have been occurring with large players in our market, the network of independent dealers has been dwindling. Either they are being acquired, going out of business due to competitive pressures or becoming direct sales representatives instead of dealers.

We believe we have the most experienced and knowledgeable sales force in the field. Our sales professionals understand supplies, while focusing on capital equipment. We now have 45 direct sales representatives covering 34 states. This stable of thoroughbred sales representatives continues to grow as options within our market become more limited. In areas where we do not have direct sales representatives we rely on independent dealers, thus giving us broad coast-to-coast coverage.

As we move into the new fiscal year, we are confident of our strategy and energized by the opportunities that lie before us. We have engaged for the first time in bidding on Group Purchasing Organizations (GPOs) contracts. GPOs represent thousands of customers whose business we were not able to solicit before we increased our product offering. Again, Dynatronics is one of only two companies with a broad enough product line and direct sales coverage to competitively bid on these contracts. The GPOs, as well as other national and regional contracts, represent an exciting potential for growth in the coming years.

To facilitate that growth, we are launching our first e-commerce solution. Our e-commerce site will better facilitate customer needs and serve as an effective tool for our sales force. Importantly, it will also significantly reduce transaction costs. We expect to launch the site before the end of calendar year 2009.

We have not forgotten our roots of innovation. We will continue to aggressively market our new V-Force vibration therapy device. We are confident it will add significantly to sales and profits in 2010. The V-Force will be followed by additional new and exciting products that are now on the drawing board and estimated for release in the summer of 2010.

We have been working on setting our direction first, then accelerating our velocity. It has taken two years to firmly establish our direction and to begin dialing up the speed of our forward movement. With the distribution in our industry narrowing and propelling us into the position of one of two major sales organizations in our field, we anticipate further acceleration of our performance velocity. Other initiatives described above are expected to speed up our progress even further. These include the continuing restructuring and associated cost savings initiated by the project with Vici Capital, the effort to broaden our sales force through recruitment of sales representatives and dealers, the addition of our e-commerce solution, the introduction of new and innovative products, and the potential of new business through GPO contracts. When the general economy begins to improve and becomes a tailwind rather than a headwind, we are positioned to break through at new speeds on the strength of the strategy we implemented two years ago.

Ultimately, our goal is to protect the value of your investment in our future. We believe the long-term perspective is particularly optimistic. Unfortunately, at current price levels our stock faces a pending threat of being delisted. We will do all we can to maintain our current listing. Because there is no assurance that we will regain the $1.00 minimum bid requirement by the October 9, 2009 deadline imposed by NASDAQ, we are evaluating all of our options. Nevertheless, we believe our performance will ultimately drive our stock price. With our increasing performance velocity moving us in the right direction, it is only a matter of time before the stock value reflects that progress. We are committed to creating that value.

Sincerely,

Kelvyn H. Cullimore, Jr.
Chairman, President and CEO

Letter from Dynatronics 2009 Annual Report to Shareholders